Exhibit 10.12

KNOWLES CORPORATION

EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

(Effective as of January 1, 2014)

1. Purpose. The purposes of the Knowles Corporation Executive Officer Annual Incentive Plan (the “Plan”) are to provide annual incentive compensation to designated executive officers of Knowles Corporation (the “Company”) based on the achievement of established performance targets, to encourage such executive officers to remain in the employ of the Company, to assist the Company in attracting and motivating new executive officers and to qualify the incentive payments awarded under the Plan (the “Awards”) as qualified “performance-based compensation” so that payments under the Plan shall be deductible in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Eligibility. The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall each year determine the Executive Officers of the Company eligible to participate in the Plan (the “Participants”). For purposes hereof, “Executive Officers” shall mean the Chief Executive Officer and the Chief Operating Officer of the Company, each executive of the Company or an Affiliate who reports directly to the Chief Executive Officer or the Chief Operating Officer of the Company, and any other executive of the Company or an Affiliate as may be selected by the Committee or who is an “executive officer” of the Company within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934. As used herein, “Affiliate” shall mean each corporation that is a member of the Company’s affiliated group, within the meaning of Section 1504 of the Code (without regard to Section 1504(b) of the Code) other than any subsidiary of the Company that is itself a publicly held corporation as such term is defined in Section 162(m) of the Code and the Treasury regulations issued thereunder and any subsidiaries of such publicly held corporation subsidiary.

3. Performance Periods. Each performance period for purposes of the Plan shall have a duration of one calendar year, commencing January 1 and ending the next December 31 (“Performance Period”).

4. Administration. The Committee shall have the full power and authority to administer and interpret the Plan and to establish rules for its administration including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry this Plan into effect. Unless otherwise specified by the Committee at the time of grant, all Awards are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (“Qualified Performance Awards”). The Committee retains the discretion to grant Awards that are not intended to qualify as Qualified Performance Awards, to determine the terms and conditions of such Awards and adjust or prorate such Awards. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive, and binding upon all parties.

5. Performance Targets. On or before the 90th day of each Performance Period, the Committee shall establish in writing one or more performance targets (“Performance Targets”) for the Performance Period. The Performance Targets shall in all instances be determined on the basis of the one or more of the following performance criteria, either individually, alternatively or in any combination, and applied either to the Company as a whole or to a subsidiary, division, affiliate, business segment or unit thereof: (a) earnings before interest, taxes, depreciation and amortization, (b) cash flow, (c) earnings per share, (d) operating earnings, (e) return on equity, (f) return on investment, return on shareholders’ equity, return on capital employed, return on invested cash, (g) total shareholder return or internal total shareholder return, (h) net earnings, (i) sales or revenue, (j) expense targets, (k) targets with respect to the value of common stock, (l) margins, (m) pre-tax or after-tax net income, (n) market penetration, (o) geographic goals, (p) business expansion goals, or (q) goals based on operational efficiency.

6. Incentive Payout Calculation. As soon as practicable after the end of each Performance Period, the Committee shall make a determination in writing with regard to the attainment of the Company’s Performance Targets specified pursuant to Section 5 for such Performance Period and shall calculate the possible payout of incentive awards for each Participant.

7. Reduction Of Calculated Payouts. The Committee shall have the power and authority to reduce or eliminate for any reason the payout calculated pursuant to Section 6 that would otherwise be payable to a Participant based on the established target Award and payout schedule, provided, however, that the exercise of discretion to reduce or eliminate the payout to one Participant may not result in an increase in the amount payable to another Participant.

8. Payouts. Qualified Performance Awards shall not be paid before the Committee certifies in writing that the Performance Targets specified pursuant to Section 5 have been satisfied. No portion of a Qualified Performance Award may be paid if the Performance Targets have not been satisfied. Notwithstanding the forgoing, the Committee may, in its sole and absolute discretion, permit the payment of Qualified Performance Awards with respect to a Performance Period in the case of death or disability of the Participant or a change in ownership or control of the Company (within the meaning of Section 280G of the Code) during such Performance Period without regard to actual achievement of the Performance Targets and whether or not payment of such Awards would be deductible under Section 162(m) of the Code but only if such payment would not cause Awards made under the Plan to fail to be qualified performance-based compensation under Section 162(m) of the Code and Treasury regulations issued thereunder. The Committee may, in its sole and absolute discretion, permit the payment of Awards which are not Qualified Performance Awards without regard to actual achievement of the Performance Targets. In no event shall the payout under the Plan to any Participant for any Performance Period exceed $5 million. Payment of the Award determined in accordance with the Plan for each Performance Period shall be made to a Participant in cash within two and one-half (2 1/2) months following the Performance Period.

9. Miscellaneous Provisions.

(a) The Board of Directors of the Company shall have the right to suspend or terminate the Plan at any time and may amend or modify the Plan with respect to future Performance Periods prior to the beginning of any Performance Period, provided that no such amendment or modification which is expected to materially increase benefits payable to Participants under the Plan who are “covered employees” within the meaning of Section 162(m) of the Code (“Covered Employees”) shall be made unless such measures as the Committee deems necessary for the increased benefit to be deductible as qualified performance-based compensation pursuant to Section 162(m) of the Code have been taken.

(b) The Committee may adjust, upward or downward, to the extent permitted by Section 162(m), the Performance Targets to reflect (i) a change in accounting standards or principles, (ii) a significant acquisition or divestiture, (iii) a significant capital transaction, or (iv) any other unusual, nonrecurring items which are separately identified and quantified in the Company’s audited financial statements, so long as such accounting change is required or such transaction or nonrecurring item occurs after the goals for the fiscal year are established, and such adjustments are stated at the time that the performance goals are determined. The Committee may also adjust, upward or downward, as applicable, the Performance targets to reflect any other extraordinary item or event, so long as any such item or event is separately identified as an item or event requiring adjustment of such targets at the time the Performance Targets are determined, and such item or event occurs after the targets for the fiscal year are established.

(c) Nothing contained in the Plan or any agreement related hereto shall affect or be construed as affecting the terms of the employment of any Participant except as specifically provided herein or therein. Nothing contained in the Plan or any agreement related hereto shall impose or be construed as imposing any obligation on (i) the Company or any Affiliate to continue the employment of any Participant or (ii) any Participant to remain in the employ of the Company or any Affiliate. The Company reserves the right to make bonus or other incentive awards to Participants under other plans maintained by the Company or otherwise as determined by the Company in its sole discretion, which other plans or arrangements need not be intended to meet the requirements of Section 162(m) of the Code.

(d) No person shall have any claim to be granted an Award under the Plan and there is no obligation of uniformity of treatment of eligible employees under the Plan. Awards under the Plan may not be assigned or alienated.

(e) The Company or Affiliate, as applicable, shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

(f) If any provision of the Plan or an Award would cause the Awards granted to a Covered Employee not to be qualified “performance-based compensation” under Section 162(m) of the Code, that provision, insofar as it pertains to such Covered Employee, shall be severed from, and shall be deemed not to be a part of, the Plan or an Award, but the other provisions hereof shall remain in full force and effect.

(g) It is intended that the Awards granted under the Plan shall be exempt from, or in compliance with, Section 409A of the Code. In the event any of the Awards issued under the Plan are subject to Section 409A of the Code, it is intended that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to a Participant under Section 409A of the Code. The Plan shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of, or excise tax under, Section 409A of the Code provided that such action is consistent with the requirements of Section 162(m) of the Code. Neither the Company nor its current or former employees, officers, directors, representatives or agents shall have any liability to any current or former Participant with respect to any accelerated taxation, additional taxes, penalties, or interest for which any current or former Participant may become liable in the event that any amounts payable under the Plan are determined to violate Section 409A.

(h) Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Code and Treasury regulations, upon a termination of employment (other than as a result of death) of a person determined by the Board of Directors of the Company (or a committee of the Board of Directors as such body shall delegate) to be a “specified employee” (within the meaning of Section 409A of the Code), distributions determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be delayed until six months after such termination of employment if such termination constitutes a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Treasury regulations issued thereunder) and such distribution shall be made at the beginning of the seventh month following the date of the specified employee’s termination of employment.

10. Adoption. The Plan was adopted by the Board of Directors of the Company on [    ] effective as of January 1, 2014 and approved by the Board of Directors of Dover Corporation on November 7, 2013.

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